UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1 , 2011

Commission File Number:  00053851

CommerceTel Corporation
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
263439095
(IRS Employer Identification No.)

8929 Aero Drive, Suite E, San Diego, California 92123
(Address of principal executive offices)

866-622-4261
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 1, 2011, CommerceTel Corporation (the "Company") completed the transactions contemplated under an asset purchase agreement (the "Agreement") with Adsparq Limited to acquire substantially all of the assets of its Txtstation interactive mobile marketing platform and services business. The purchase price for the acquisition consisted of 2,125,000 shares of common stock of the Company and $300,000 in cash. Of the cash portion, $50,000 was paid at closing, with an additional $25,000 payable on the 60th day following closing. The balance is payable in $25,000 installments at the end of each of the next nine 30-day periods thereafter. For a period of one year following the closing of the transaction, half of the shares of Common Stock issuable to Adsparq will be held in escrow as security for its indemnification obligations under the Agreement.

In connection with the transaction, the Company also issued 300,000 shares of common stock of the Company to the controlling stockholder of Adsparq in consideration of certain indemnification obligations and other agreements. For one year following the closing of the transaction, the shareholder has agreed not to, directly or indirectly, transfer, donate, sell, assign, pledge, hypothecate, grant a security interest in or otherwise dispose or attempt to dispose of all or any portion of shares issued to it (or any interest therein).

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To be filed by amendment within 71 days after the due date of this report.

(b) Pro forma financial information.

To be filed by amendment within 71 days after the due date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommerceTel Corporation

Date:   April 7, 2011
By:	/s/ Dennis Becker

Name: Dennis Becker
Title: Chief Executive Officer